Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated March 5, 2021 Relating to the Preliminary Prospectus Supplement filed March 5, 2021 Registration Statement No. 333-225464 FedNat Holding Company (NASDAQ: FNHC) Roadshow Presentation March 2021 1Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated March 5, 2021 Relating to the Preliminary Prospectus Supplement filed March 5, 2021 Registration Statement No. 333-225464 FedNat Holding Company (NASDAQ: FNHC) Roadshow Presentation March 2021 1

DISCLAIMER FedNat Holding Company (the “Company” or “FedNat”) is conducting an offering of common stock. This presentation is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of such securities, in any state or other jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction in the absence of an applicable exemption from such registration or qualification requirements. Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. The Company has filed a registration statement and a preliminary prospectus supplement (which is subject to completion) with the SEC for the offering of common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement, the final prospectus supplement (when available) and the other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering of common stock. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, FedNat or the underwriter will arrange to send you the prospectus and prospectus supplement if you request it by calling toll free at 866-805-4128. Forward-Looking Statements This presentation contains forward-looking statements. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the Company’s expectations regarding the completion, terms, size, and timing of the public offering, and with respect to granting the underwriters a 30-day option to purchase additional shares. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “estimate,” “intend” and “projection,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. For factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the SEC and in the preliminary and final prospectus supplement. You should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. Use of Non-GAAP Financial Measures In addition to financial measures presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this presentation contains certain non-GAAP financial measures. These non- GAAP financial measures adjust GAAP financial measures, which our management uses when evaluating net income from our core business, capital utilization and adequacy. The specific non-GAAP financial measures used are adjusted total revenue, efficiency ratio, and tangible book value per common share. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Investors should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to other similarly- titled measures presented by other companies. Also, there may be limits in the usefulness of these measures to investors. As a result, we encourage readers to consider our consolidated financial statements in their entirety and not to rely on any single financial measures. Industry and Other Data Certain market and industry data included in this presentation have been obtained from third-party sources that the Company believes to be reliable. Market estimates are calculated by using independent industry publications, government publications, reports by market research firms and third-party forecasts in conjunction with the Company’s assumptions about its markets. Some data are also based on the Company’s good faith estimates, which may be derived from its review of internal surveys and from independent sources. The Company believes these estimates to be reasonable based on the information available to it as of the date of this presentation. However, the Company has not independently verified such third-party information and cannot assure the recipient of its accuracy or completeness. All brands and associated trademarks of third parties used herein are the property of each such third party and we may not be affiliated with such brands or trademarks. 2DISCLAIMER FedNat Holding Company (the “Company” or “FedNat”) is conducting an offering of common stock. This presentation is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of such securities, in any state or other jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction in the absence of an applicable exemption from such registration or qualification requirements. Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. The Company has filed a registration statement and a preliminary prospectus supplement (which is subject to completion) with the SEC for the offering of common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement, the final prospectus supplement (when available) and the other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering of common stock. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, FedNat or the underwriter will arrange to send you the prospectus and prospectus supplement if you request it by calling toll free at 866-805-4128. Forward-Looking Statements This presentation contains forward-looking statements. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the Company’s expectations regarding the completion, terms, size, and timing of the public offering, and with respect to granting the underwriters a 30-day option to purchase additional shares. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “estimate,” “intend” and “projection,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. For factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the SEC and in the preliminary and final prospectus supplement. You should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. Use of Non-GAAP Financial Measures In addition to financial measures presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this presentation contains certain non-GAAP financial measures. These non- GAAP financial measures adjust GAAP financial measures, which our management uses when evaluating net income from our core business, capital utilization and adequacy. The specific non-GAAP financial measures used are adjusted total revenue, efficiency ratio, and tangible book value per common share. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Investors should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to other similarly- titled measures presented by other companies. Also, there may be limits in the usefulness of these measures to investors. As a result, we encourage readers to consider our consolidated financial statements in their entirety and not to rely on any single financial measures. Industry and Other Data Certain market and industry data included in this presentation have been obtained from third-party sources that the Company believes to be reliable. Market estimates are calculated by using independent industry publications, government publications, reports by market research firms and third-party forecasts in conjunction with the Company’s assumptions about its markets. Some data are also based on the Company’s good faith estimates, which may be derived from its review of internal surveys and from independent sources. The Company believes these estimates to be reasonable based on the information available to it as of the date of this presentation. However, the Company has not independently verified such third-party information and cannot assure the recipient of its accuracy or completeness. All brands and associated trademarks of third parties used herein are the property of each such third party and we may not be affiliated with such brands or trademarks. 2

OFFERING SUMMARY Issuer FedNat Holding Company Exchange / Ticker Nasdaq / “FNHC” Offering Size 6,500,000 Common Shares (100% Primary) Over-allotment Option 15% General corporate purposes, including to provide additional liquidity in the holding company to be available for future Use of Proceeds capital contributions to insurance company subsidiaries, if necessary Lock-Up 90 days for executive officers and directors Sole Bookrunner Piper Sandler & Co. th Expected Timing Week of March 8 3OFFERING SUMMARY Issuer FedNat Holding Company Exchange / Ticker Nasdaq / “FNHC” Offering Size 6,500,000 Common Shares (100% Primary) Over-allotment Option 15% General corporate purposes, including to provide additional liquidity in the holding company to be available for future Use of Proceeds capital contributions to insurance company subsidiaries, if necessary Lock-Up 90 days for executive officers and directors Sole Bookrunner Piper Sandler & Co. th Expected Timing Week of March 8 3

SUMMARY OF INVESTMENT HIGHLIGHTS Substantial Profitability Improvements and Geographic Diversification Flexible Structure Generating Significant Fee-based Income Efficient and Scalable Operating Platform Deep Experience Across Challenging Property Markets Prudent Underwriting and Risk Management Attractive Market Dynamics and Entry Point Embedded Value Creation Opportunity 4 4SUMMARY OF INVESTMENT HIGHLIGHTS Substantial Profitability Improvements and Geographic Diversification Flexible Structure Generating Significant Fee-based Income Efficient and Scalable Operating Platform Deep Experience Across Challenging Property Markets Prudent Underwriting and Risk Management Attractive Market Dynamics and Entry Point Embedded Value Creation Opportunity 4 4

PRESENTERS

Michael Braun
President & CEO

- Chief Executive Officer of FNHC, FedNat's holding company, since 2008
- President of FNHC since 2009
- Director of FNHC since 2005
- President of FNIC, FedNat Insurance Company, since 2003
- President of MNIC, Monarch National Insurance Company, since 2014
- President of AVIC, American Vehicle Insurance Company, from 2008 until 2011
- Chief Operating Officer of FNHC from 2005 until 2008
- Director of Operations for FNHC from 1999 until 2003
- Previously served as Managing Partner of independent insurance brokerage agency group, which was acquired by Company in 1998
- Bachelor of Science from University of Buffalo's School of Management

Ron Jordan
CFO

- Appointed as Chief Financial Officer in 2017
- 25+ years of experience in accounting and financial reporting
- Previously served as Chief Accounting Officer of Hatteras Financial Corp.
- Previously held various senior level positions at Lincoln Financial Group from 2003 to 2012
- From 1996 to 2003, held positions in financial reporting and accounting at Jefferson Pilot Corporation, CNA Insurance, and Bankers Life & Casualty
- Began career at Arthur Andersen, LLP from 1989 to 1996
- Certified Public Accountant and Certified Internal Auditor (inactive)
- Bachelor of Business Administration degree in accounting, with high distinction, from the University of Michigan

FEDNAT 5

FEDNAT CORPORATE PROFILE

Key Metrics[1]:

2020Y Gross Premiums Written **$727M**	Book Value Per Common Share **$11.90**
Top **4** FL Homeowners Insurer	Agency Partnerships **4,500+**
Cash and Investments **~$594M**	Demotech Financial Stability Rating **A**

FEDNAT INSURANCE COMPANY

A specialty homeowners insurer and voluntary writer located in southeastern states, including Florida, Texas, Louisiana, South Carolina, Alabama and Mississippi

Corporate Overview

- Leader in Florida homeowners market for 20+ years
- Expanded opportunistically in other coastal markets
- Quality book of business with primary focus on profitable underwriting
- Dynamic strategic distribution relationships
- Strong, large partner agent network and brand recognition

1) As of December 31, 2020, unless otherwise noted.

FEDNAT 6

OVERVIEW OF MANAGEMENT TEAM Michael H. Braun has served as FNHC’s Chief Executive Officer since 2008, President since 2009 and Director since 2005. Mr. Braun has also served as the President of FedNat Insurance Company (FNIC) since 2003 and President of Monarch National Insurance Company (MNIC) since 2004. He was also the President of American Vehicle Insurance Company (AVIC) from 2008 – 2011. Prior to his appointment Michael Braun as CEO, Mr. Braun was Chief Operating Officer of FNHC, where he was responsible for all aspects of the Company’s operations including underwriting, claims, marketing, and strategic product President & CEO development. He was also the Director of Operations for FNHC from 1999 until 2003. Prior to joining FNHC, Mr. Braun was Managing Partner for an independent insurance brokerage agency group, which was acquired by FedNat in 1998. Mr. Braun holds a B.S. from University at Buffalo’s School of Management. Ronald A. Jordan was appointed as Chief Financial Officer of the Company in April 2017. Mr. Jordan brings to the Company more than 25 years of experience in accounting and financial reporting, including Ron Jordan most recently as Chief Accounting Officer of Hatteras Financial Corp., a mortgage real estate investment trust based in Winston-Salem, North Carolina. Prior to that position, Mr. Jordan held various positions at Lincoln Financial Group from 2003 to 2012, including Senior Vice President, Financial Planning and Strategic Initiatives, Vice President and General Auditor. Mr. Jordan is a Certified Public CFO Accountant and Certified Internal Auditor (inactive), and received his Bachelor of Business Administration degree in accounting, with high distinction, from the University of Michigan. Patrick McCahill was appointed Chief Operating Officer in August 2020. He most recently served as President of American Platinum Property and Casualty Insurance Company (a subsidiary of UIH), where Patrick McCahill he was responsible for all operations and corporate strategy including product line and geographic expansion. Mr. McCahill began his career at Universal with Blue Atlantic Reinsurance Corporation, the company’s in-house reinsurance intermediary, and later served as Vice President of Product Development for Universal Property and Casualty Insurance Company. He received a BS degree in Business and COO Economics from Lehigh University and an MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. Doug Raucey is the founder, director, and President of Maison Insurance Company. Doug was also the founder, director, President and Chief Executive Officer of Access Home Insurance a Louisiana Douglas N. Raucey company, launched in October 2011. Doug was director, founder, CEO/President of Prepared Holdings LLC, Prepared Insurance Company, Prepared Manager LLC. Prepared is a Florida based company. Prior President of Maison to Prepared, Doug served as the Chief Operating Officer of the Institute of Business and Home Safety, a property mitigation firm that focuses on disaster-resistant structure research education. Doug’s most Insurance recent time was spend as Director and Founder of the National Catastrophe Team and National Catastrophe Center. Erick Fernandez served as the Company’s Interim Chief Financial Officer from June 2016 through April 2017 at which time he was appointed to serve as the Company’s Chief Accounting Officer. Mr. Erick Fernandez Fernandez joined the Company in January 2016 as the Company’s Vice President, Corporate Accounting and Reporting. Mr. Fernandez brings more than 15 years of experience in accounting, finance, financial reporting and auditing. Prior to joining the Company, Mr. Fernandez worked for Verizon Communications, Inc. in the Cloud and Datacenter segment as a Senior Director of Financial Planning and CAO & Treasurer Analysis. Mr. Fernandez is a Certified Public Accountant and received his Bachelor’s degree in accounting and a MBA from Florida International University. Melvin Russell is the VP of Monarch National, a wholly owned subsidiary of FedNat Holding Company. Since 2016, Mr. Russell has served as President and CEO of Russell Insurance Consulting in St. Melvin Russell Petersburg, Florida. From 2013 to 2016, he served as Executive Vice President and Chief Underwriting Officer at Heritage Property and Casualty Insurance Company. He was previously a founding employee VP of Monarch and held the titles of Chief Underwriting Officer and President of United Property and Casualty Insurance Company, where he spent 14 years. Mr. Russell currently serves on the Board of Directors of National Buildfax Inc. and holds the Certified Insurance Counselor (CIC) designation. Scott Fest is the Vice President of Reinsurance at FedNat and the President of Century Insurance Risk Services. Scott possesses in-depth industry expertise in property, casualty and workers’ compensation Scott Fest lines of business. He most recently served as Chief Underwriting Officer at New Paradigm Underwriters, where he was also previously the Senior Vice President of Operations. He also held Senior Vice VP of Reinsurance President positions at Guy Carpenter, John B. Collins Associates and Benfield Group. Fausto Martin was appointed Senior Vice President Claims in October 2020. Mr. Martin has been in the Insurance Industry for over 30 years. He was most recently the Founder of Fausto J Martin & Co., LLC, Fausto Martin Insurance Consultants. Prior that he served as Chief Claims Officer of the Auto Club Group for 10 years having responsibility for claims in eleven states, including strategy, loss and loss adjustment expense of over $1.1B yearly. Mr. Martin held various positions at Safeco from 2002 to 2007 including AVP of Auto Commercial and Personal Lines Physical Damage Claims and National Director for Property Claims. Senior VP of Claims He has a Bachelor’s degree in Politics from the Catholic University of America in Washington DC and has obtained SCLA and Advanced Claims Professional designations. 7OVERVIEW OF MANAGEMENT TEAM Michael H. Braun has served as FNHC’s Chief Executive Officer since 2008, President since 2009 and Director since 2005. Mr. Braun has also served as the President of FedNat Insurance Company (FNIC) since 2003 and President of Monarch National Insurance Company (MNIC) since 2004. He was also the President of American Vehicle Insurance Company (AVIC) from 2008 – 2011. Prior to his appointment Michael Braun as CEO, Mr. Braun was Chief Operating Officer of FNHC, where he was responsible for all aspects of the Company’s operations including underwriting, claims, marketing, and strategic product President & CEO development. He was also the Director of Operations for FNHC from 1999 until 2003. Prior to joining FNHC, Mr. Braun was Managing Partner for an independent insurance brokerage agency group, which was acquired by FedNat in 1998. Mr. Braun holds a B.S. from University at Buffalo’s School of Management. Ronald A. Jordan was appointed as Chief Financial Officer of the Company in April 2017. Mr. Jordan brings to the Company more than 25 years of experience in accounting and financial reporting, including Ron Jordan most recently as Chief Accounting Officer of Hatteras Financial Corp., a mortgage real estate investment trust based in Winston-Salem, North Carolina. Prior to that position, Mr. Jordan held various positions at Lincoln Financial Group from 2003 to 2012, including Senior Vice President, Financial Planning and Strategic Initiatives, Vice President and General Auditor. Mr. Jordan is a Certified Public CFO Accountant and Certified Internal Auditor (inactive), and received his Bachelor of Business Administration degree in accounting, with high distinction, from the University of Michigan. Patrick McCahill was appointed Chief Operating Officer in August 2020. He most recently served as President of American Platinum Property and Casualty Insurance Company (a subsidiary of UIH), where Patrick McCahill he was responsible for all operations and corporate strategy including product line and geographic expansion. Mr. McCahill began his career at Universal with Blue Atlantic Reinsurance Corporation, the company’s in-house reinsurance intermediary, and later served as Vice President of Product Development for Universal Property and Casualty Insurance Company. He received a BS degree in Business and COO Economics from Lehigh University and an MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. Doug Raucey is the founder, director, and President of Maison Insurance Company. Doug was also the founder, director, President and Chief Executive Officer of Access Home Insurance a Louisiana Douglas N. Raucey company, launched in October 2011. Doug was director, founder, CEO/President of Prepared Holdings LLC, Prepared Insurance Company, Prepared Manager LLC. Prepared is a Florida based company. Prior President of Maison to Prepared, Doug served as the Chief Operating Officer of the Institute of Business and Home Safety, a property mitigation firm that focuses on disaster-resistant structure research education. Doug’s most Insurance recent time was spend as Director and Founder of the National Catastrophe Team and National Catastrophe Center. Erick Fernandez served as the Company’s Interim Chief Financial Officer from June 2016 through April 2017 at which time he was appointed to serve as the Company’s Chief Accounting Officer. Mr. Erick Fernandez Fernandez joined the Company in January 2016 as the Company’s Vice President, Corporate Accounting and Reporting. Mr. Fernandez brings more than 15 years of experience in accounting, finance, financial reporting and auditing. Prior to joining the Company, Mr. Fernandez worked for Verizon Communications, Inc. in the Cloud and Datacenter segment as a Senior Director of Financial Planning and CAO & Treasurer Analysis. Mr. Fernandez is a Certified Public Accountant and received his Bachelor’s degree in accounting and a MBA from Florida International University. Melvin Russell is the VP of Monarch National, a wholly owned subsidiary of FedNat Holding Company. Since 2016, Mr. Russell has served as President and CEO of Russell Insurance Consulting in St. Melvin Russell Petersburg, Florida. From 2013 to 2016, he served as Executive Vice President and Chief Underwriting Officer at Heritage Property and Casualty Insurance Company. He was previously a founding employee VP of Monarch and held the titles of Chief Underwriting Officer and President of United Property and Casualty Insurance Company, where he spent 14 years. Mr. Russell currently serves on the Board of Directors of National Buildfax Inc. and holds the Certified Insurance Counselor (CIC) designation. Scott Fest is the Vice President of Reinsurance at FedNat and the President of Century Insurance Risk Services. Scott possesses in-depth industry expertise in property, casualty and workers’ compensation Scott Fest lines of business. He most recently served as Chief Underwriting Officer at New Paradigm Underwriters, where he was also previously the Senior Vice President of Operations. He also held Senior Vice VP of Reinsurance President positions at Guy Carpenter, John B. Collins Associates and Benfield Group. Fausto Martin was appointed Senior Vice President Claims in October 2020. Mr. Martin has been in the Insurance Industry for over 30 years. He was most recently the Founder of Fausto J Martin & Co., LLC, Fausto Martin Insurance Consultants. Prior that he served as Chief Claims Officer of the Auto Club Group for 10 years having responsibility for claims in eleven states, including strategy, loss and loss adjustment expense of over $1.1B yearly. Mr. Martin held various positions at Safeco from 2002 to 2007 including AVP of Auto Commercial and Personal Lines Physical Damage Claims and National Director for Property Claims. Senior VP of Claims He has a Bachelor’s degree in Politics from the Catholic University of America in Washington DC and has obtained SCLA and Advanced Claims Professional designations. 7

CORPORATE STRUCTURE


FedNat Holding Company
NASDAQ: FNHC
FedNat Insurance Company ("FNIC")
12/31/20 C&S: $106M
FL-domiciled P&C insurance company
(FL, TX, LA, SC, AL, & MS)
Maison Insurance Company ("MIC")
12/31/20 C&S: $39M
LA-domiciled P&C insurance company
(FL, TX, & LA)
Maison Managers, Inc. ("MMI")
Exclusive managing general agent to Maison Insurance Company (consolidating into FNU)
ClaimCor, LLC ("CC")
Independent provider of claims adjustment services
Century Risk Insurance Services, Inc. ("CRIS")
Services and reinsurance brokerage firm incorporated in 2009
FedNat Underwriters, Inc. ("FNU/FNA")
Managing general agent and claims adjusting company
100% Ownership
Monarch National Insurance Company ("MNIC")
12/31/20 C&S: $18M
FL-domiciled P&C insurance company
(FL)
100% Ownership
49% Ownership
Insure-Link Inc. ("IL")
Insurance agency 100% owned by Century Risk Insurance Services, Inc.
Southeast Catastrophe Consulting Company, LLC ("SCCC")
Catastrophe claims adjusting company
Statutory Entity
Material Operations Fee Entity
Operations Fee Entity

8

CORPORATE TIMELINE Appointed Patrick FedNat Underwriters McCahill COO, entered entered into an Exited commercial into reinsurance Authorization and general liability lines; program providing Appointment Agreement Changed name to $1.9B of aggregate Founded under the st with GEICO Insurance FedNat Holding coverage and expanded name 21 Century Joined BBB and FedNat expanded Agency, Inc. Company business into Mississippi Holding Company earned A+ rating business into Alabama 1998 2013 2015 2017 2019 1991 2011 2014 2016 2018 2020 Announced IPO FedNat entered into Allstate Monarch National Announced Acquired with proceeds of relationship (Ivantage Select approved by Florida Office withdrawal from Homeowners $8.6M Agency Inc.) and expanded of Insurance Regulation; auto and expanded Insurance Operations into Louisiana Lloyd’s of London into Texas of Maison Insurance appointed FedNat for $51.9M, further Underwriters as expanding presence Coverholders; expanded in LA and TX into South Carolina Sources: Company website and filings. 9CORPORATE TIMELINE Appointed Patrick FedNat Underwriters McCahill COO, entered entered into an Exited commercial into reinsurance Authorization and general liability lines; program providing Appointment Agreement Changed name to $1.9B of aggregate Founded under the st with GEICO Insurance FedNat Holding coverage and expanded name 21 Century Joined BBB and FedNat expanded Agency, Inc. Company business into Mississippi Holding Company earned A+ rating business into Alabama 1998 2013 2015 2017 2019 1991 2011 2014 2016 2018 2020 Announced IPO FedNat entered into Allstate Monarch National Announced Acquired with proceeds of relationship (Ivantage Select approved by Florida Office withdrawal from Homeowners $8.6M Agency Inc.) and expanded of Insurance Regulation; auto and expanded Insurance Operations into Louisiana Lloyd’s of London into Texas of Maison Insurance appointed FedNat for $51.9M, further Underwriters as expanding presence Coverholders; expanded in LA and TX into South Carolina Sources: Company website and filings. 9

MULTIPLE LONG-TERM VALUE DRIVERS

TAKEN ACTION TO IMPROVE PROFITABILITY IN FLORIDA	✓ Strong brand and agent distribution with underwriting discipline ✓ Multiple rounds of approved rate increases with additional rate increases pending ✓ Managing policy counts and total exposures until rate adequacy achieved
DIVERSIFYING RISK THROUGH EXPANSION OUTSIDE OF FLORIDA	✓ Organic geographic diversification via partnership with MGU SageSure ✓ Additional geographic expansion with acquisition of Maison in Dec. 2019 ✓ Non-Florida markets have more favorable operating environment including less litigation and more flexibility in setting rates
FLEXIBLE CORPORATE STRUCTURE GENERATING SIGNIFICANT FEE INCOME	✓ Significant fee and commission income without corresponding capital requirements ✓ Premium growth and CAT claims generate incremental fee income ✓ Meaningful free cash flow outside of statutory entities
BALANCE SHEET SUPPORTS LONG-TERM VALUE CREATION	✓ Maintaining appropriate levels of statutory capital in insurance companies and liquidity at holding company ✓ Efficient and effective use of reinsurance programs ✓ Long-standing relationships with highly-rated reinsurers

FEDNAT 10

LEADING POSITION IN FRAGMENTED FLORIDA MARKET

OPERATING ENVIRONMENT SUMMARY

$10B+

Total addressable Florida homeowners market

Focus on quality, well-mitigated homes

Strong partner agent network and reputation

- 3rd largest state in the U.S. with 21 million people—projected to grow to 26 million by 2030
- 2nd largest homeowners market in the U.S. - $10 billion in premium
- Highly fragmented market with national players comprising less than 20% of premium
- Significant catastrophe impact in 2020 is likely to result in meaningful rate increases in 2021
- Large partner agent network, in addition to agency relationships with Allstate and GEICO
- Recent AOB reform is expected to mitigate losses relative to recent years
- Strong home construction and growing new housing inventory throughout the state

Sources: Company website and filings, S&P Global Market Intelligence.

FEDNAT 11

PRUDENT UNDERWRITING AND RISK MANAGEMENT IN FLORIDA

- **Carefully-developed underwriting process designed to assist independent agents in distributing products while retaining control over underwriting criteria, distribution of policies and pricing decisions**
- **Utilize proprietary data and analytics to evaluate risk and premium adequacy, and to identify and target profitable market opportunities**
- **Consistently review account performance and aggressively non-renew poor performing accounts**
- **Focus on consistently reducing CAT and PML exposure**
- **Strategy to optimize presence in Florida while diversifying into other states**

Reducing Florida Exposures While Maintaining Premiums

($ in millions)



Premiums In-Force
Policies In-Force (# in Thousands)
% of FL Market Share
$600
$500
$400
$300
$200
$100
$0
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
$482 $476 $467 $462 $457 $452 $451 $469 $474 $463 $451 $449
265 256 249 246 244 240 237 241 240 230 217 207
Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020

Consistent Reduction in CAT Exposure



1-in-100 Year Probable Maximum Loss[1] / In-Force Premium
194% 187% 182% 180% 176% 172% 166% 164% 161% 156% 153% 148%
Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020

Sources: Company website and filings, S&P Global Market Intelligence.

1) Probable Maximum Loss ("PML") modeled using average of AIR and RMS; Includes Monarch National from Q1-18 forward.

FEDNAT 12

IMPACT OF AOB REFORM

PROACTIVE ACTIONS TAKEN TO ADDRESS AOB ISSUES

Implemented a specialized adjusting team to address AOB claims

- Aggressively negotiated with contractors to keep claims out of litigation
- Ensure compliance with AOB Reform Statute and reporting requirements of OIR
- Track abusive contractors for potential reporting to regulatory agencies and SIU
- Incorporated policy language designed to prevent abusive practices

AOB IMPACT AND REFORM

Improved Trends

- Since AOB reform passed in 2019, FNHC experienced a significant reduction in AOB lawsuits over the prior year period

Financial Benefit

- Claims with lawsuits tend to average $15,000 more in costs
- Savings will drive substantial severity benefit on future loss costs

REALIZED FINANCIAL IMPACT

Pre-Tax AOB Net Losses as % of GPW



5.3%
6.3%
7.3%
4.7%
4.3%
2016
2017
2018
2019
2020

FEDNAT 13

RATE INCREASES ROLLING INTO CURRENT BOOK

INCREMENTAL EARNED PREMIUM IN 2021-2022 FROM KNOWN AND EXPECTED RATE INCREASES[1]

($ in millions)

230M+ of incremental earned premiums from rate increases over the next two years
$93M in 2021 and $139M in 2022



2.8%
Florida Rate Increase Fully Earned
12.9%
Texas Rate Increase (HO-3) Fully Earned (MIC)
$17.6
$13.9
$3.8
5.0%
Texas Increase Fully Earned (FNIC)
7.4%
Florida Rate Increase Fully Earned
$41.1
$19.1
$4.4
$67.3
$21.0
$5.1
$93.4
$21.3
$4.8
9.0%+
TX and LA Increases Fully Earned (FNIC)
15.9%
Louisiana Increase Fully Earned (MIC)
5.6%
Florida Rate Increase Fully Earned
$93.4
$75.3
$18.1
$115.1
$18.3
$3.3
$128.9
$11.9
$2.0
$136.5
$6.9
$0.7
$139.2
$2.7
$0.0
$139.2
$115.1
$24.1
Q1 21
Q2 21
Q3 21
Q4 21
FY 2021
Q1 22
Q2 22
Q3 22
Q4 22
FY 2022
Non-Florida
Florida

1) Reflects estimated impact of actual and anticipated approvals of filed rate increases from April 2019 through February 2021.

FEDNAT 14

DIVERSIFYING OPPORTUNISTICALLY IN NON-FLORIDA MARKETS • Better operating environment with less litigation and more rate flexibility • Organic non-Florida growth over past 7+ years has been with our MGU partner, SageSure • Accelerated geographic expansion strategy with Maison acquisition • Staying narrow—Gulf and Atlantic coastal states, homeowners line of business • Focus on coastal zones 1 and 2 where opportunity is greatest • Leveraging best practices developed over our 25+ years of experience Greater combined ratio flexibility outside of Florida — targeted combined ratio at or under 90% 15 15DIVERSIFYING OPPORTUNISTICALLY IN NON-FLORIDA MARKETS • Better operating environment with less litigation and more rate flexibility • Organic non-Florida growth over past 7+ years has been with our MGU partner, SageSure • Accelerated geographic expansion strategy with Maison acquisition • Staying narrow—Gulf and Atlantic coastal states, homeowners line of business • Focus on coastal zones 1 and 2 where opportunity is greatest • Leveraging best practices developed over our 25+ years of experience Greater combined ratio flexibility outside of Florida — targeted combined ratio at or under 90% 15 15

DEMONSTRABLE TRACK RECORD OF GEOGRAPHIC DIVERSIFICATION

Overview

- **Strategic focus on diversifying premium base to other coastal states where FedNat is able to leverage its underwriting expertise and best practices**
  - Organic growth outside of Florida initially driven by strategic relationship with SageSure
  - SageSure relationship started in 2013, and is focused on TX, LA, AL, SC and MS
  - Includes profit share mechanism to align interests
- **Accelerated geographic expansion strategy with acquisition of Maison Insurance Company in December 2019**
  - Meaningful increase in TX and LA premium
  - Provided $8 million in reinsurance savings and $3 million in annual operational savings
- **Non-Florida premium provides exposure to markets with less litigation, more rate flexibility and diversification benefits**

FNIC Non-Florida In-Force Premium



($ in millions)
74.1% CAGR
$9.5
$22.3
$35.4
$54.6
$81.5
$137.2
$264.8
2014
2015
2016
2017
2018
2019
2020
Louisiana
Alabama
South Carolina
Texas
Mississippi

FEDNAT 16

SIGNIFICANT FEE BASED INCOME

Overview

- **Insurance service entities generate significant commission and fee income**
  - Provide underwriting, claims and distribution services to statutory entities
  - Commission and fee revenue based on premium and claims volume, as well as reinsurance spend
  - Incremental revenue from CAT events
  - Minimal capital requirements
- **Flexible operating structure provides meaningful cash flow outside of statutory entities**
  - Fees governed by contracts that have been approved by the Florida OIR
  - Contracted rates allow for reasonable profit margin
  - Commission and fee revenue is generally not correlated to underwriting results
- **Non-regulated entities provide excess cash flows**
  - Support holding company debt (currently rated 'BBB' by Egan Jones)
  - Provide capital support to statutory insurance companies, as needed, including through waivers of contracted fees

Fee Revenue from Insurance Services Entities(1)



($ in millions)
2020 increase driven by:
• Increased volume of catastrophe claims
• Acquisition of Maison
• Insourcing of legal and other third-party claims and other services
$79.3
$86.1
$89.5
$15.0
$74.5
$84.2
$6.8
$77.4
$179.6
$20.2
$159.4
2016
2017
2018
2019
2020
Fee Revenue
Fee Waiver(2)

1) Represents the following entities FNU/FNA, Century Risk Insurance Services, Insure-Link, MMI, ClaimCor, and Southeast Catastrophe Consulting Company.
2) Represents fees waived by the MGAs.

FEDNAT 17

HIGHLY SCALABLE PLATFORM POSITIONED FOR LONG-TERM GROWTH

Current Capabilities	Impact Across a Larger Premium Base
Policy Issuance System	*Capacity to double the policy volume without incurring incremental cost*
Claims Handling	*Nearly 200 employees with dedicated expertise in effectively handling a wide variety of losses in multiple challenging markets*
Regulatory and Ratings Relationships	*Existing strong relationships with Florida OIR, Demotech and Egan Jones can be leveraged across a larger premium base*
Reinsurance Capabilities	*Sophisticated approach to managing catastrophe risk through quota share and XOL*
Experienced Management Team	*Deep management team with experience at large, homeowners insurance companies*
Dedicated Employee Base	*Employee base of 375 with capacity to handle significant premium growth without meaningful new hires*

FEDNAT 18

2020-2021 REINSURANCE STRUCTURE

FNIC / MNIC / MIC COMBINED - $283M

$1.3B

$1.275B xs $25M
Catastrophe Excess of Loss Reinsurance
(Including FHCF Coverage)

- **Hurricane Irma: $1.03B**
- **Multiple Events 2005: $670M**
- **Hurricane Michael: $506.5M**
- **Multiple Events 2004: $448M**
- **Hurricane Andrew: $319M**
- **Hurricane Wilma: $203M**
- **Hurricane Laura: $170M**
- **Hurricane Matthew: $53M**

Company Retention - $25M with lower underlying retentions for both Florida and Non-FL

1st Event Florida ($859M, 9/30/20A
100 year RMS LT+DS RP)

2004 Events: Charley, Frances, Ivan & Jeanne
2005 Events: Dennis, Katrina, Rita & Wilma
Structure based on FHCF limit at time of purchase
Event losses are combined FNIC + MNIC + MIC totals

REINSURANCE PARTNERS

FIDELIS | ASCOT | EVEREST
Elementum | ALLIED WORLD | Endurance
CHUBB | PartnerRe | HAMILTON
AXIS | | Munich RE
LLOYD'S | TransRe | Swiss Re

FNHC has purchased several additional and replacement reinsurance covers for the 2020-2021 reinsurance program

Note: Due to severe convective storm ("SCS") and Hurricane-related losses, FNHC has purchased several additional and replacement reinsurance covers which are outlined in recently filed 8-K's.

FEDNAT 19

REINSURANCE PARTNERS

Overview

- Longstanding relationships with a broad group of highly-rated reinsurers
- Reinsurance panel is comprised of over 70 reinsurers, which must have a rating of an "A-" or better from either A.M. Best or Standard & Poor's or fully collateralize the potential obligations
- Realized reinsurance synergies by transitioning Maison to the Company's reinsurance program in December 2019

Reinsurance Partners by % of Total Ceded Premium

Reinsurer	2017	2018	2019	2020
Berkshire Hathaway Inc.	1.6%	2.3%	14.4%	20.8%
Sagesure Anchor Re	0.0%	0.0%	0.0%	18.0%
Swiss Re Ag	12.1%	11.9%	11.2%	13.9%
Fl Hurricane Catastrophe Fund	19.5%	22.8%	16.4%	9.9%
Lloyd's of London Ltd.	10.4%	11.6%	8.4%	4.6%
Chubb Ltd.	2.7%	2.4%	5.5%	3.3%
Fidelis	1.5%	2.5%	2.2%	3.2%
Sompo Holdings Inc.	2.6%	2.4%	2.7%	2.7%
Partner Reinsurance Co. Ltd.	2.8%	2.8%	3.1%	2.3%
Transatlantic Reinsurance Co.	1.9%	3.5%	1.6%	2.1%
Top Ten	**55.2%**	**62.2%**	**65.4%**	**80.8%**
All Others	44.8%	37.8%	34.6%	19.2%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**

2020 Ceded Premium Written for Top Ten Reinsurers

($ in millions)



$102.0
$88.2
$68.0
$48.4
$22.5
$16.4
$15.9
$13.2
$11.5
$10.3
Berkshire Hathaway Inc.
Sagesure Anchor Re
Swiss Re Ag
Fl Hurricane Catastrophe Fund
Lloyd's of London Ltd.
Chubb Ltd.
Fidelis
Sompo Holdings Inc.
Partner Reins Co Ltd
Transatlantic Reins Co

Source: S&P Global Market Intelligence.

FEDNAT 20

FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)	2017	2018	2019	2020 (1)
Gross Premiums Written	$603,417	$567,764	$610,608	$726,885
Gross Premiums Earned	603,193	580,020	582,334	720,967
Net Premiums Earned	333,481	355,257	363,652	364,134
Net Investment Income	10,254	12,460	15,901	11,786
Total Revenues	391,662	396,093	414,961	432,230
Net Income (Loss)	7,989	14,928	1,011	(73,034)
Diluted Earnings per Share	0.60	1.16	0.08	(5.27)
Adjusted Operating Income (Loss) (2)	2,700	19,990	(361)	(72,157)
Adjusted Operating Income (Loss) per Share (2)	0.21	1.51	(0.03)	(5.21)
Wt. Avg. Diluted Shares Outstanding	13,250	12,867	13,023	13,846

2020 OVERVIEW

- Gross premiums written increased 19% over 2019, with Florida homeowners essentially flat and 85% growth in non-Florida homeowners business
- Adjusted operating loss of $72.2 million, or $(5.21) per share, driven by higher losses from catastrophe events, higher reinsurance costs and the adverse claims environment in the state of Florida throughout the year
- Adjusted operating loss includes:
  - Net catastrophe losses, pre-tax, of ~$131M
  - Prior year development, pre-tax, of ~$18M for prior accident years, primarily for the discontinued commercial general liability line
- Repurchased 800K shares at a discount to book value

1) 2020 financials are unaudited.
2) Non-GAAP measure.

FEDNAT 21

OPERATING RATIOS

	2017	2018	2019	2020 (1)
Net Loss Ratio	74.2%	64.3%	75.1%	103.9%
Net Expense Ratio	40.5	40.3	35.9	38.5
Combined Ratio	114.7	104.6	111.0	142.4
Effect of Current Year CAT Losses on Combined Ratio	9.1%	8.9%	14.5%	35.9%
Effect of Prior Year Development on Combined Ratio	0.6	(0.8)	3.0	5.1
Underlying Combined Ratio (2)	105.0	96.5	93.5	101.4
Adjusted Operating Return on Equity	1.3%	9.4%	(0.2%)	(35.0%)
Effect of Current Year CAT Losses	8.7	11.1	17.1	43.8
Effect of Prior Year Development	0.6	(1.0)	3.6	6.2
Underlying Operating Return on Equity (3)	10.6	19.5	20.5	8.8

1) 2020 financials are unaudited.
2) Non-GAAP measure; excludes the effect of prior year development losses and current year CAT losses.
3) Non-GAAP measure; excludes the effect of current year CAT losses.

FEDNAT 22

IMPACT OF CAT EVENTS

Overview

- **Unprecedented frequency of CAT activity in recent years has impacted FedNat's markets**
  - 30 named storms in 2020, the most active on record
- **Resulted in negative impact on FedNat's performance**
  - Experienced 10 full retention events in the last five years, including five in 2020[1]
  - No full retention events in the prior 11 years

Effect of CAT losses on Combined Ratio and ROAE



8.7%
11.1%
17.1%
43.8%
9.1%
8.9%
14.5%
35.9%
2017
2018
2019
2020
Effect of Current Year CAT Losses on ROAE
Effect of Current Year CAT Losses on Combined Ratio

Total Ultimate CAT Losses[1]

($ in millions)



$1,065.2
$641.9
$133.4
$542.2
19
21
28
33
2017
2018
2019
2020
Total Gross Losses
Number of Events

Pre-Tax Net CAT Losses

($ in millions)



10 full retention events over the last five years(2)
$30.4
$31.5
$39.5
$130.9
2017
2018
2019
2020

1) Represents accident year ultimate losses (including paid reserves, case reserves and IBNR).
2) Includes Hurricane Matthew in 2016.

FEDNAT 23

CAPITAL STRUCTURE CASH AND INVESTMENTS NON-INSURANCE LIQUIDITY ($ in millions) ($ in millions) $738 $76 $688 $684 $70 $603 $594 $65 $61 $59 * Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 * Q4-19 decrease due to closing of Maison transaction in Dec 2019. FINANCIAL LEVERAGE UNDERWRITING LEVERAGE Debt/Capital NPE/Equity 201.2% 177.1% 37.7% 165.9% 154.8% 32.9% 153.1% 30.8% 29.2% 28.4% Q4 2019 Q1 2020* Q2 2020 Q3 2020** Q4 2020 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 * First full quarter of Maison earned premiums. ** Driven by higher ceded catastrophe and quota-share reinsurance premiums. 24 24CAPITAL STRUCTURE CASH AND INVESTMENTS NON-INSURANCE LIQUIDITY ($ in millions) ($ in millions) $738 $76 $688 $684 $70 $603 $594 $65 $61 $59 * Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 * Q4-19 decrease due to closing of Maison transaction in Dec 2019. FINANCIAL LEVERAGE UNDERWRITING LEVERAGE Debt/Capital NPE/Equity 201.2% 177.1% 37.7% 165.9% 154.8% 32.9% 153.1% 30.8% 29.2% 28.4% Q4 2019 Q1 2020* Q2 2020 Q3 2020** Q4 2020 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 * First full quarter of Maison earned premiums. ** Driven by higher ceded catastrophe and quota-share reinsurance premiums. 24 24

CONSERVATIVE INVESTMENT PORTFOLIO

PORTFOLIO COMPOSITION

as of December 31, 2020

($ in millions)


Corporate & Collaterized Mortgage Obligations $288.8
State. Muni, and Political Subs $27.6
Common Stock & Mutual Funds $3.2
US Gov. & Agency Sec. $171.8
Cash and Cash Equivalents $100.2

INVESTMENT CRITERIA

- **Designed to preserve capital, maximize after-tax investment income, maintain liquidity and minimize risk**
- **As of 12/31/20, 100% of the Company's fixed income portfolio was rated investment grade**
  - *Average duration:* 3.4 years
  - *Composite rating:* A (S&P Composite)
  - *YTM:* 1.013%
  - *Book yield:* 1.990%
- **Sold all equities in October to reduce investment risk**
- **FedNat uses three outside investment advisors**
  - Asset Strategy Consultants
  - PIMCO
  - Sterling Capital Management

FEDNAT 25

SUMMARY OF INVESTMENT HIGHLIGHTS Substantial Profitability Improvements and Geographic Diversification Flexible Structure Generating Significant Fee-based Income Efficient and Scalable Operating Platform Deep Experience Across Challenging Property Markets Prudent Underwriting and Risk Management Attractive Market Dynamics and Entry Point Embedded Value Creation Opportunity 26 26SUMMARY OF INVESTMENT HIGHLIGHTS Substantial Profitability Improvements and Geographic Diversification Flexible Structure Generating Significant Fee-based Income Efficient and Scalable Operating Platform Deep Experience Across Challenging Property Markets Prudent Underwriting and Risk Management Attractive Market Dynamics and Entry Point Embedded Value Creation Opportunity 26 26